Exhibit 23.1

Consent of Independent Auditors

The financial statements of Ring Energy, Inc. as of December 31, 2015 and for the year then ended, incorporated by reference in the Registration Statement on Form S-3, have been audited by Eide Bailly LLP, independent auditors, in a report dated March 15, 2016, which appears in the Annual Report on Form 10-K of Ring Energy, Inc.

We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the heading “Experts” in such Registration Statement.

/s/ Eide Bailly LLP

Salt Lake City, Utah
February 6, 2017

www.eidebailly.com

5 Triad Center, Ste. 750 | Salt Lake City, UT 84180-1128 | T 801.532.2200 | F 801.532.7944 | EOE